FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com
Date: August 5, 2021		Madison West 703.251.8443
MadisonTWest@maximus.com

Maximus Reports Fiscal Year 2021 Third Quarter Results
- COVID-19 Response Work Drives Record Quarter -

(RESTON, Va. - August 5, 2021) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and nine months ended June 30, 2021.

Highlights for the third quarter of fiscal year 2021 include:

•Record revenue of $1.24 billion beat Company expectations driven by COVID-19 response work including vaccination distribution support services, unemployment insurance program support, disease investigation, contact tracing, and other key initiatives.

•Operating income margin was 11.2% and diluted earnings per share were $1.51. Amortization of intangible assets was $12.1 million, or $0.15 diluted earnings per share. Adjusting for amortization of intangible assets, operating income margin and diluted earnings per share would be 12.2% and $1.66, respectively.

•The Company is raising guidance for fiscal year 2021 to account for the strong third quarter results. Revenue is expected to range between $4.2 billion and $4.25 billion and diluted earnings per share to range between $4.65 and $4.75.

•The acquired businesses of Attain Federal and VES completed on March 1, 2021 and May 28, 2021, respectively, are performing in-line with Company expectations.

•A quarterly cash dividend of $0.28 per share payable on August 31, 2021, to shareholders of record on August 13, 2021.

"I am extremely proud of the team, their accomplishments, and their ability to deliver outstanding results to our government customers and raise the bar in demonstrating our capabilities," shared Bruce Caswell, President and Chief Executive Officer. "As an example, on a single day this quarter, nearly 13,000 employees began their first day of work with Maximus supporting a significant new COVID response contract for a key customer and underpinned by one of the largest cloud-based telephony environments ever created for government capable of handling a half-million calls per hour."

Caswell continued, "Several months into our relationship together, I’m even more impressed with the capabilities and dedication that our Attain Federal and VES teams bring to Maximus. Already, we see the anticipated acquisition benefits coming to fruition for the combined companies and for our customers."

Third Quarter Results
For the third quarter of fiscal 2021, revenue increased 38.0% to $1.24 billion as compared to $901.3 million reported for the prior-year period driven by COVID-19 response work including vaccination distribution support services, unemployment insurance program support, disease investigation, contact tracing, and other key initiatives. COVID-19 response work contributed approximately $460 million and $860 million for the three and nine months ended June 30, 2021, respectively. The profitability of this work has been steadily improving and now delivers operating income margins above the Company's corporate average.

For the third quarter of fiscal 2021, operating income totaled $139.6 million, yielding an operating margin of 11.2%. This compares to an operating margin of 9.7% for the prior-year period. Diluted earnings per share were $1.51 as compared to $1.04 for the prior-year period. Adjusting for amortization of intangible assets, operating income margin and diluted earnings per share for amortization of intangible assets would be 12.2% and $1.66, respectively, for the third quarter of fiscal 2021.

Results for the quarter include a full three months for Attain Federal and just over one month for VES, contributing revenues of $56 million and $46 million, respectively.

For the nine months ended June 30, 2021, operating income margin was 10.8% and diluted earnings per share were $3.84. Amortization of intangible assets was $23.7 million, or $0.28 diluted earnings per share. Adjusting for amortization of intangible assets, year-to-date operating income margin and diluted earnings per share would be 11.6% and $4.12, respectively.

U.S. Services Segment
U.S. Services Segment revenue for the third quarter of fiscal 2021 increased 29% to $436.3 million as compared to $337.0 million reported for the prior-year period. COVID-19 response work contributed an estimated $164 million of revenue to this segment.

Operating margin for the third quarter of fiscal 2021 was 14.3% compared to 18.1% reported for the prior-year period. The operating margin reflects continued headwinds experienced on some of this segment's core programs, including those impacted by the pause of Medicaid redeterminations. The segment also experienced a delay in non-COVID new work, which is now expected to commence next fiscal year.

The Company expects the U.S. Services Segment to deliver an operating income margin in the range of 16% to 17% for fiscal 2021.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal 2021 increased to $617.6 million as compared to $450.1 million reported for the prior-year period. As expected, the Census contract contributed $170.4 million less revenue in the period as compared to the prior-year period. This was offset by an increase of COVID response work that exceeded Company expectations and contributed $280 million of revenue to the segment. Segment results for the quarter included $56 million of revenue from Attain Federal and $46 million of revenue from VES for the period starting at the acquisition date, May 28, 2021.

The operating margin for the third quarter of fiscal 2021 was 13.9% as compared to 8.7% reported for the prior-year period. The margin benefited from the segment's higher than expected volumes on the COVID-19 response work.

The Company expects the U.S. Federal Services Segment to deliver an operating income margin in the range of 10% to 11% for fiscal 2021.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal 2021 increased to $189.6 million as compared to $114.2 million reported for the prior-year period. Operating income for the third quarter of fiscal 2021 was $8.3 million which yielded an operating margin of 4.4%. This compares to an operating loss of $5.8 million reported for the prior-year period as a result of this segment experiencing the most pronounced impacts from the pandemic. Results for the third quarter of fiscal 2021 were slightly better than expected, driven by favorable performance in the Australia employment services business.

This segment has several contracts in startup, most notably the two-region win on the U.K. Restart program. This contract is responsible for the largest share of the estimated startup losses which are more heavily weighted to the fourth quarter of fiscal 2021. The programs in startup are expected to exceed 10% operating income margins over their lives, with significant improvement to the financial contribution expected in the second half of fiscal 2022.

The Company expects the Outside the U.S. Segment to deliver an operating margin in the low single digits primarily as a result of the startup losses. The fourth quarter for this segment is expected to realize an operating loss due to ramping of the U.K. Restart program.

Sales and Pipeline
Year-to-date signed contract awards at June 30, 2021 totaled $3.24 billion and contracts pending (awarded but unsigned) totaled $1.38 billion. These awards reflect total contract value (TCV) and include the previously announced U.K. Restart award as well as the CDC Vaccination Hotline award assumed at $300 million TCV.
The sales pipeline at June 30, 2021, was $33.6 billion (comprised of approximately $4.2 billion in proposals pending, $6.8 billion in proposals in preparation, and $22.6 billion in opportunities tracking) and decreased as compared to March 31, 2021 due to awarding of UK Restart and an uptick in levels of delay and cancellation resulting from the COVID-19 pandemic. New work opportunities represent 63.6% of the total sales pipeline.

Balance Sheet and Cash Flows
Cash and cash equivalents at June 30, 2021, totaled $96.1 million. At June 30, 2021, there was $1.71 billion of gross debt.

For the three months ended June 30, 2021, cash flow used in operations totaled $33.0 million and free cash flow used in operations was $41.6 million. Cash flows in the quarter were significantly impacted by the additional investment in working capital created by the sequential increase to revenue. The Company expects fourth quarter fiscal 2021 cash flows to be strong.

Days sales outstanding (DSO) were 77 days at June 30, 2021, including VES on a pro-forma basis. The higher revenue for the month of June as compared to April and May contributed to an increased DSO.

On July 9, 2021, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on August 31, 2021, to shareholders of record on August 13, 2021.

Pro-forma for Acquisitions
A pro-forma included in this release assumes VES and Attain Federal had been acquired on July 1, 2020, and therefore included for a full twelve months of the Company's operating results. The operating income and operating margin for the twelve month period, excluding amortization of intangible assets, was $591.3 million and 12.7%, respectively, for the combined company inclusive of Attain Federal and VES. Both acquisitions improve the Company's gross profit margin and are accretive to fiscal 2021 results from operations.

FY21 Guidance Increase
As a result of the third quarter results, Maximus is increasing revenue, earnings, and cash flow guidance for fiscal 2021. The Company anticipates fiscal 2021 revenue will range between $4.2 billion and $4.25 billion and diluted earnings per share will range between $4.65 and $4.75.

For fiscal 2021, cash from operations is expected to range between $425 million and $455 million and free cash flow between $375 million and $405 million. The effective tax rate is expected to range between 25% and 25.5% and weighted average shares outstanding to be approximately 62.3 million.
Revenue attributable to COVID-19 response work is anticipated to be approximately $1 billion for fiscal 2021. The COVID-19 response work is tapering off as expected, resulting in a lower fourth quarter forecast as compared to the third quarter results. The fourth quarter of fiscal 2021 will be further impacted by the startup contracts in the Outside the U.S. Segment with planned losses totaling $13 million to $15 million for these contracts. Consistent with prior guidance, the Company assumes the Public Health Emergency (PHE) will remain in place beyond September 30, 2021.

Mr. Caswell added, "We are in a solid position to further our long-term organic growth goals and evolve our ongoing strategy across all three segments. This is partly driven by the benefits and new capabilities of the two recent acquisitions, and our team's unprecedented efforts throughout the past year which have deepened our relationships with key clients and brought new clients. With two months remaining in fiscal year 2021, its natural for us to be looking towards next year when we expect to see, not only macro-trends indicating improvement to our core programs but also momentum through new programs such as the UK Restart and more focused clinical and digital work afforded by Attain Federal and VES."
Conference Call and Webcast Information
Maximus will host a conference call this morning, August 5, 2021, at 9:00 a.m. (ET).

The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With approximately 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, days sales outstanding, results on a pro forma basis and other non-GAAP measures.

A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to the impact of the pandemic and our recently-completed acquisitions including but not limited to:
•Our indebtedness following the completion of the VES acquisition is significant and could adversely affect our business and our ability to meet our obligations
•Difficulties in integrating our operations with those of Attain and VES and realizing the expected benefits of these acquisitions.
•If one or more of these contracts with the VA are terminated or are not renewed on favorable terms or at all, if the VA reduces the number of medical examinations allocated to VES under the contracts or if VES receives an adverse finding or review resulting from an audit or investigation, the benefits of the VES acquisition may be adversely affected.
•In connection with the acquisitions, we may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could negatively affect our business, assets, liabilities, prospects, outlook, financial condition, and results of operations.
•The ultimate duration of the pandemic
•The threat of further negative pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission (SEC) on November 19, 2020. A supplemental description of risk factors related to the Company's completed acquisitions of the Federal business of Attain and VES are included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to be filed shortly. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Revenue	$1,243,520	$901,337	$3,148,354	$2,537,701
Cost of revenue	951,664	715,734	2,419,785	2,023,550
Gross profit	291,856	185,603	728,569	514,151
Selling, general, and administrative expenses	140,129	89,582	364,498	283,662
Amortization of intangible assets	12,132	8,712	23,718	26,734
Operating income	139,595	87,309	340,353	203,755
Interest expense	3,087	616	4,049	1,565
Other (expense)/income, net	(8,289)	(671)	(9,584)	621
Income before income taxes	128,219	86,022	326,720	202,811
Provision for income taxes	33,724	21,558	87,534	51,963
Net income	$94,495	64,464	$239,186	$150,848
Basic earnings per share	$1.52	$1.04	$3.86	$2.38
Diluted earnings per share	$1.51	$1.04	$3.84	$2.37
Dividends declared per share	$0.28	$0.28	$0.84	$0.84
Weighted average shares outstanding:
Basic	62,064	61,882	62,028	63,463
Diluted	62,453	62,102	62,300	63,666

Maximus, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2021	September 30, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96,110	$71,737
Accounts receivable — billed and billable, net of allowance of $6,607 and $6,051	794,653	622,871
Accounts receivable — unbilled	334,666	163,332
Income taxes receivable	454	2,075
Prepaid expenses and other current assets	81,479	72,543
Total current assets	1,307,362	932,558
Property and equipment, net	67,794	66,721
Capitalized software, net	45,739	38,033
Operating lease right-of-use assets	186,944	177,159
Goodwill	1,757,795	593,129
Intangible assets, net	892,487	145,893
Deferred contract costs, net	37,020	20,891
Deferred compensation plan assets	47,041	36,819
Deferred income taxes	506	1,915
Other assets	27,905	11,584
Total assets	$4,370,593	$2,024,702
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$420,510	$253,338
Accrued compensation and benefits	181,559	137,101
Deferred revenue	68,846	51,655
Income taxes payable	19,763	5,377
Current portion of long-term debt and other borrowings	60,586	10,878
Operating lease liabilities	82,572	80,748
Other current liabilities	26,768	22,071
Total current liabilities	860,604	561,168
Deferred revenue, less current portion	36,051	27,311
Deferred income taxes	204,174	24,737
Long-term debt, less current portion	1,633,135	18,017
Deferred compensation plan liabilities, less current portion	44,076	38,654
Operating lease liabilities, less current portion	118,341	104,011
Other liabilities	20,765	8,985
Total liabilities	2,917,146	782,883
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 61,472 and 61,504 shares issued and outstanding at June 30, 2021, and September 30, 2020, respectively	535,990	513,959
Accumulated other comprehensive loss	(36,031)	(42,638)
Retained earnings	953,488	770,498
Total shareholders' equity	1,453,447	1,241,819
Total liabilities and shareholders' equity	$4,370,593	$2,024,702

Maximus, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operations:
Net income	$94,495	$64,464	$239,186	$150,848
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property and equipment and capitalized software	10,829	16,278	33,664	47,496
Amortization of intangible assets	12,132	8,712	23,718	26,734
Deferred income taxes	(4,319)	(8,248)	3,632	(5,210)
Stock compensation expense	7,344	5,758	20,823	17,558
Gain on sale of a business	—	(1,706)	—	(1,706)
Costs related to debt financing	8,509	—	8,509	—
Change in assets and liabilities, net of effects of business combinations
Accounts receivable — billed and billable	(167,592)	(94,756)	(83,881)	(147,626)
Accounts receivable — unbilled	(156,929)	(82,556)	(170,423)	(80,267)
Prepaid expenses and other current assets	(532)	(3,733)	7,542	529
Deferred contract costs	(6,589)	(899)	(15,773)	(1,396)
Accounts payable and accrued liabilities	104,478	26,300	116,873	48,622
Accrued compensation and benefits	51,148	29,808	34,387	33,647
Deferred revenue	10,328	(2,494)	23,624	2,806
Income taxes	11,935	28,269	15,165	563
Operating lease right-of-use assets and liabilities	1,491	(1,237)	1,077	(1,071)
Other assets and liabilities	(9,767)	2,851	(11,464)	4,556
Cash flows (used in)/from operations	(33,039)	(13,189)	246,659	96,083
Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(8,549)	(9,314)	(32,133)	(28,436)
Acquisitions of businesses, net of cash acquired	(1,365,533)	(60)	(1,779,473)	(2,611)
Proceeds from the sale of a business	—	3,250	—	3,250
Other	—	287	—	385
Cash used in investing activities	(1,374,082)	(5,837)	(1,811,606)	(27,412)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,211)	(17,175)	(51,625)	(52,988)
Purchases of Maximus common stock	—	—	(3,363)	(166,959)
Tax withholding related to RSU vesting	—	—	(9,818)	(10,614)
Payments for debt financing	(22,759)	—	(22,759)	—
Borrowings under new credit facilities	1,700,000	—	1,700,000	—
Other debt borrowings	84,838	79,773	585,000	421,488
Other debt repayments	(344,042)	(87,715)	(607,880)	(278,971)
Other	(1)	(305)	(2,763)	(957)
Cash from/(used in) financing activities	1,400,825	(25,422)	1,586,792	(89,001)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(433)	1,694	2,830	(174)
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(6,729)	(42,754)	24,675	(20,504)
Cash, cash equivalents, and restricted cash, beginning of period	119,965	138,742	88,561	116,492
Cash, cash equivalents, and restricted cash, end of period	$113,236	$95,988	$113,236	$95,988

Maximus, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Revenue:
U.S. Services	$436,338		$336,950		$1,269,487		$957,929
U.S. Federal Services	617,601		450,143		1,352,982		1,210,105
Outside the U.S.	189,581		114,244		525,885		369,667
Total	$1,243,520		$901,337		$3,148,354		$2,537,701

Gross Profit:
U.S. Services	$104,814	24.0%	$93,029	27.6%	$323,256	25.5%	$268,073	28.0%
U.S. Federal Services	155,776	25.2%	84,723	18.8%	312,405	23.1%	232,502	19.2%
Outside the U.S.	31,266	16.5%	7,851	6.9%	92,908	17.7%	13,576	3.7%
Total	$291,856	23.5%	$185,603	20.6%	$728,569	23.1%	$514,151	20.3%

Selling, general, and administrative expense:
U.S. Services	$42,606	9.8%	$31,996	9.5%	$116,655	9.2%	$102,633	10.7%
U.S. Federal Services	69,647	11.3%	45,490	10.1%	172,877	12.8%	131,455	10.9%
Outside the U.S.	22,973	12.1%	13,668	12.0%	65,018	12.4%	47,125	12.7%
Gain on sale of business (3)	—	NM	(1,706)	NM	—	NM	(1,706)	NM
Other (2)	4,903	NM	134	NM	9,948	NM	4,155	NM
Total	$140,129	11.3%	$89,582	9.9%	$364,498	11.6%	$283,662	11.2%

Operating income:
U.S. Services	$62,208	14.3%	$61,033	18.1%	$206,601	16.3%	$165,440	17.3%
U.S. Federal Services	86,129	13.9%	39,233	8.7%	139,528	10.3%	101,047	8.4%
Outside the U.S.	8,293	4.4%	(5,817)	(5.1)%	27,890	5.3%	(33,549)	(9.1)%
Amortization of intangible assets	(12,132)	NM	(8,712)	NM	(23,718)	NM	(26,734)	NM
Gain on sale of business (3)	—	NM	1706	NM	—	NM	1706	NM
Other (2)	(4,903)	NM	(134)	NM	(9,948)	NM	(4,155)	NM
Total	$139,595	11.2%	$87,309	9.7%	$340,353	10.8%	$203,755	8.0%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)    Other selling, general, and administrative expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed. Our results for the three and nine months ended June 30, 2021, included $5.6 million and $8.8 million, respectively, of expenses relating to the acquisitions of Attain, LLC, and VES Group, Inc.

(3)     During fiscal year 2020, we sold Q2 Administrators LLC, a subsidiary within our U.S. Federal Services Segment, resulting in a gain.

Maximus, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Cash flows (used in)/from operations	$(33,039)	$(13,189)	$246,659	$96,083
Purchases of property and equipment and capitalized software costs	(8,549)	(9,314)	(32,133)	(28,436)
Free cash flow	$(41,588)	$(22,503)	$214,526	$67,647

Maximus, Inc.
Unaudited Pro Forma Results
(Amounts in thousands, except per share data)

	Unaudited pro forma results
	Three Months Ended June 30,		Nine Months Ended June 30,		Trailing Twelve Months Ended June 30,
	2021	2020	2021	2020	2021
Revenue	$1,335,780	$996,462	$3,566,466	$2,934,920	$4,645,540
Cost of revenue	1,004,523	787,189	2,679,170	2,283,589	3,503,074
Gross profit	331,257	209,273	887,296	651,331	1,142,466
Selling, general, and administrative expenses	151,321	110,754	425,062	360,370	551,143
Amortization of intangible assets	21,301	25,090	63,856	75,868	88,586
Operating income	158,635	73,429	398,378	215,093	502,737
Interest expense	8,701	9,423	26,715	28,528	36,426
Other (expense)/income, net	(7,320)	(2,126)	(10,401)	(11,755)	(11,437)
Income before income taxes	142,614	61,880	361,262	174,810	454,874
Provision for income taxes	37,123	15,549	94,735	38,897	120,248
Net income	$105,491	$46,331	$266,527	$135,913	$334,626
Basic earnings per share	$1.70	$0.75	$4.30	$2.14	$5.40
Diluted earnings per share	$1.69	$0.75	$4.28	$2.13	$5.37
Dividends declared per share	$0.28	$0.28	$0.84	$0.84	$1.12
Weighted average shares outstanding:
Basic	62,064	61,882	62,028	63,463	62,001
Diluted	62,453	62,102	62,300	63,666	62,285

Maximus, Inc.
Other Non-GAAP Information
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Operating income	$139,595	$87,309	$340,353	$203,755
Amortization of intangible assets	12,132	8,712	23,718	26,734
Operating income excluding amortization of intangible assets - non-GAAP	$151,727	$96,021	$364,071	$230,489

Net income	$94,495	$64,464	$239,186	$150,848
Amortization of intangible assets adjusted for income taxes	8,941	6,529	17,364	19,884
Net income excluding amortization of intangible assets - non-GAAP	$103,436	$70,993	$256,550	$170,732

Diluted earnings per share	$1.51	$1.04	$3.84	$2.37
Effect of amortization of intangible assets on diluted earnings per share	0.15	0.10	0.28	0.31
Diluted earnings per share excluding amortization of intangible assets - non-GAAP	$1.66	$1.14	$4.12	$2.68

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